Exhibit 10.9

Exclusive Distribution and Supply Agreement

This Exclusive Distribution and Supply Agreement (this “Agreement”) is made effective as of October 23, 2025, between SWOL Holdings, of 6538 Collins Ave, Suite 344, Miami Beach FL 33141 (“Supplier”), and Of The Earth Distribution Corp., of 3-119 West Creek Drive, Vaughan, Ontario L4L9N6 Canada (“Distributor”).

1. PRODUCTS AND PURCHASE RIGHTS. Supplier agrees to sell, and Distributor agrees to buy, the following products (the “Goods”) in accordance with the terms and conditions of this Agreement: SWOL Tequila. See Schedule A for breakdown. Schedule A reflects the quantity of Goods that the Distributor has the right, but not the obligation, to purchase under this Agreement. For avoidance of doubt, the inclusion of quantities and prices in Schedule A is for reference only and does not constitute a purchase order, commitment, or obligation to buy.

2. EXCLUSIVITY. The Distributor shall have the exclusive right to distribute, market, and sell the Goods throughout all Provinces and Territories of Canada, and within the countries of Thailand, and Greece (collectively, the “Exclusive Territory”).

The Parties acknowledge that additional territories may be granted exclusive status to the Distributor in the future by mutual written agreement between the Parties.

The Supplier shall not, directly or indirectly, appoint, authorize, or engage any other distributor, reseller, or sales representative for the Goods in the Exclusive Territory, nor shall it sell, market, or ship the Goods to any third party located in or reselling to these territories without the prior written consent of Of The Earth Distribution Corp. (“Distributor”).

Any breach of this exclusivity by the Supplier shall constitute a material breach of this Agreement and the Supplementary Agreement, entitling the Distributor to immediate termination and all available legal and equitable remedies.

3. TERM. This Agreement shall commence on the Effective Date and shall continue indefinitely so long as the Distributor achieves an annual increase in total sales revenue of at least fifty percent (50%) year-over-year, as reasonably evidenced by sales reports provided by the Distributor. In the event such growth is not achieved in any given calendar year, the Parties shall engage in good-faith discussions to establish a remedial plan and revised targets before any termination or modification may occur. The Agreement may otherwise only be terminated by mutual written consent of both Parties or for cause as defined herein.

4. TITLE/RISK OF LOSS. Title to and risk of loss of goods shall pass to the Distributor upon delivery F.O.B. at the supplier’s plant to an agent of the Distributor including a common carrier, notwithstanding any prepayment or allowance of freight by the supplier.

5. PAYMENT. Payment shall be made to SWOL Holdings, 6538 Collins Ave, Suite 344, Miami Beach FL 33141.

Distributor shall pay for each order within sixty (60) days after receipt of the Goods and corresponding invoice. No payment shall be due until such time as the Goods have been received and accepted by the Distributor. No minimum purchase requirement shall apply.

If any invoice is not paid when due, interest will be added to and payable on all overdue amounts at 5 percent per year, or the maximum percentage allowed under applicable laws, whichever is less.

This Agreement shall remain in effect so long as the Distributor achieves an annual increase in total sales revenue of the Goods of at least fifty percent (50%) compared to the prior calendar year, as reasonably evidenced by sales reports provided by the Distributor. If growth targets are not met, both parties shall engage in good faith discussions before any termination

6. DELIVERY. Time is of the essence in the performance of this Agreement. Delivery will be made 90 days following the first formal PO.

Supplier shall not commence production or shipment until receipt of a formal written purchase order from the Distributor. The delivery timeline shall be mutually agreed per purchase order and shall not be automatically triggered by this Agreement.

7. PAYMENT OF TAXES. Distributor agrees to pay all taxes, except export taxes and fees when leaving Mexico which is the sole responsibility of the Supplier, of every description, federal, state, and municipal that arise as a result of this sale excluding income taxes.

8. WARRANTIES. SWOL Holdings Inc. warrants that the Goods shall be free of substantive defects in material and workmanship.

SWOL HOLDINGS INC. SHALL IN NO EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF SWOL HOLDINGS INC. HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SWOL HOLDINGS INC. IS LIABLE FOR THE SAFE TRANSPORT OF THE GOODS; IF THE GOODS DO NOT ARRIVE IN SATISFACTORY CONDITION, AS DETERMINED BY THE DISTRIBUTOR, THEN SWOL HOLDINGS INC. IS LIABLE FOR THE REPLACEMENT OF THE DAMAGED GOODS AND ALL SHIPPING COSTS INCURRED INCLUDING ALL TAXES, TARIFFS, LEVIES, SHIPPING FEES, AND ALL OTHER FEES.

9. INSPECTION. The Distributor, upon receiving possession of the Goods, shall have a reasonable opportunity to inspect the Goods to determine if the Goods conform to the requirements of this Agreement. If the Distributor, in good faith, determines that all or a portion of the Goods are non-conforming, the Distributor may return the Goods to the Supplier at the Supplier’s expense; this includes all taxes, tariffs, levies, shipping fees, and all other fees. The Distributor must provide written notice to the Supplier of the reason for rejecting the Goods. The Supplier will have Need to be notified in 5 days from the return of the Goods to remedy such defects under the terms of this Agreement.

10. BROKER RELATIONSHIP ACKNOWLEDGEMENT. The Parties acknowledge that Distributor also serves as Broker for SWOL Holdings Inc. under a separate Broker Agreement dated October 7, 2025, which governs commissions, account protection, and related compensation. Nothing in this Agreement shall limit, supersede, or diminish the Broker’s rights or entitlements under that separate agreement.

11. FORCE MAJEURE. Neither party shall be liable for any failure to perform its obligations under this Agreement where such failure results from acts of God, war, pandemic, embargoes, transportation delays, or other causes beyond reasonable control.

12. DEFAULT. The occurrence of any of the following shall constitute a material default under this Agreement:

a.	The failure to make a required payment when due.

b.	The insolvency or bankruptcy of either party.

c.	The subjection of any of either party’s property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.

d.	The failure to make available or deliver the Goods in the time and manner provided for in this Agreement.

13. REMEDIES ON DEFAULT. In addition to any and all other rights available according to law, if either party defaults by failing to substantially perform any material provision, term or condition of this Agreement, the other party may elect to cancel this Agreement if the default is not cured within 30 days after providing written notice to the defaulting party. The notice shall describe with sufficient detail the nature of the default.

14. ARBITRATION. Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the Arbitration Act, 1991 (Ontario) and the National Arbitration Rules of the ADR Institute of Canada, Inc., as in effect at the time of the dispute.

The Parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. If the Parties are unable to agree on such a selection within thirty (30) days after written notice of arbitration is provided, either Party may apply to the Ontario Superior Court of Justice for the appointment of an arbitrator. The arbitration shall take place in Toronto, Ontario, unless otherwise mutually agreed upon by the Parties.

All documents, materials, and information in the possession of each Party that are in any way relevant to the dispute shall be made available to the other Party for review and copying no later than thirty (30) days after the notice of arbitration is served.

The arbitrator shall not have the authority to modify any provision of this Agreement or to award punitive or exemplary damages. The arbitrator shall, however, have the authority to issue mandatory or injunctive orders in connection with the arbitration, as permitted under the Arbitration Act, 1991 (Ontario).

The decision rendered by the arbitrator shall be final and binding on the Parties, and judgment upon the award may be entered in any court of competent jurisdiction within the Province of Ontario. The agreement to arbitrate shall be specifically enforceable under the Arbitration Act, 1991 (Ontario).

During the continuance of any arbitration proceeding, the Parties shall continue to perform their respective obligations under this Agreement.

15. CONFIDENTIALITY. Both parties acknowledge that during the course of this Agreement, each may obtain confidential information regarding the other party’s business. Both parties agree to treat all such information and the terms of this Agreement as confidential and to take all reasonable precautions against disclosure of such information to unauthorized third parties during and after the term of this Agreement. Supplier agrees not to disclose any pricing, sales, Distributor, or marketing information provided by the Distributor to any third party, including potential competing distributors. Upon request by an owner, all documents relating to the confidential information will be returned to such owner.

16. NO PARTNERSHIP OR AGENCY. Nothing in this Agreement shall be deemed to create a partnership, joint venture, or agency relationship between the parties. Neither party shall have the authority to bind the other in any manner.

17. NOTICES. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the addresses listed above or to such other address as one party may have furnished to the other in writing. The notice shall be deemed received when delivered or signed for, or on the third day after mailing if not signed for.

18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

19. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and signed by both parties.

20. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

21. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

22. APPLICABLE LAW. This Agreement shall be governed by the laws of the Province of Ontario, Canada.

23. SIGNATURES. This Agreement shall be signed by Jason Pucci, CEO on behalf of Of The Earth Distribution Corp. and by Alex Hoffman, CEO on behalf of SWOL Holdings.

Distributor:

Of The Earth Distribution Corp.

By:	/s/ Jason Pucci	Date:	10/30/2025
Jason Pucci
CEO

Supplier:

SWOL Holdings Inc.

By:	/s/ Alex Hoffman	Date:	10/30/2025
Alex Hoffman
CEO

SCHEDULE A

The following reflects the quantity of Goods that the Distributor has the right, but not the obligation, to purchase under this Agreement.

Description	Quantity	Unit Price	Total Price
SWOL Tequila	200,000	$29.00 USD	$5,800,000.00 USD
TOTAL:			$5,800,000.00 USD

For avoidance of doubt, the inclusion of quantities and prices is for reference only and does not constitute a purchase order, commitment, or obligation to buy.